Exhibit 3.1
Form 8-K
aVinci Media Corporation
File No. 000-17288
ARTICLES OF MERGER
OF
SMG Utah, LC
a Utah Limited Liability Company into
SEQUOIA MEDIA GROUP, LC
a Utah Limited Liability Company

Pursuant to the provisions of Sections 48-2c-1408 and 48-2c-1409 of the Utah Revised Limited Liability Company Act (“URLLCA”), Sequoia Media Group, LC, a Utah limited liability company (hereafter “Sequoia" or “Surviving Company”) and SMG Utah, LC, a Utah limited liability company (hereafter "SMG"), adopt the following Articles of Merger for the purpose of merging SMG into Sequoia.

1.           Sequoia was formed under the laws of the State of Utah on March 28, 2003.  SMG was formed under the laws of the State of Utah on December 4, 2007.

2.           The Surviving Company shall be Sequoia and the name of the Surviving Company shall be Sequoia Media Group, LC.  The Surviving Company is to be governed by the laws of the State of Utah.

3.           The Agreement and Plan of Merger between the parties is as follows:

A.           Sequoia, Secure Alliance Holdings Corporation, a Delaware corporation and the parent of SMG (“SAH”), and SMG have entered into an Agreement and Plan of Merger (“Merger Agreement”) dated as of December 6, 2007, as amended on March 31, 2008.  SMG was formed by SAH for the purpose of effecting a reverse triangular merger (“Merger”) whereby (i) SMG, a wholly-owned subsidiary of SAH, will, at the Effective Time (as hereafter defined), merge into Sequoia; (ii) Sequoia will be the surviving entity under the Merger; and (iii) as a result of the Merger, all of Sequoia’s membership interests and all options to purchase Sequoia membership interests (“Sequoia Membership Interests”), automatically are converted into the right to receive the Merger Consideration (as hereafter defined).

B.           At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of SMG or Sequoia:

 (i)           Each Sequoia Membership Interest shall automatically be converted into the right to receive .87096285 shares of SAH common stock (the “Merger Consideration”), payable, to the holder of such Sequoia Membership Interest upon surrender, in the manner provided in the Merger Agreement, of the certificate that formerly evidenced such Sequoia Membership Interest.  All such Sequoia Membership Interests, when so converted, shall no longer be outstanding, and each holder of a certificate representing any such Sequoia Membership Interest shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate thereof in accordance with the Merger Agreement; and

(ii)           Each issued and outstanding membership interest of SMG shall be converted into one validly issued, fully paid and non-assessable membership interest of the Surviving Company.

C.  At the Effective Time, SAH will assume Sequoia’s obligation with regard to Sequoia Membership Interest Equivalents (as defined in the Merger Agreement) outstanding at the closing of the Merger such that upon the closing of the Merger each Sequoia Membership Interest Equivalent shall be deemed to have the right to receive the Merger Consideration upon purchase or exercise of such Sequoia Membership Interest Equivalent.

D.           From and after the Effective Time of the Merger, Sequoia shall possess all the rights, privileges, immunities and franchises of a public or a private nature, of each of Sequoia and SMG.

E.           The Articles of Organization and Operating Agreement of Sequoia, in effect as of the Effective Time, shall be and shall constitute the Articles of Organization and Operating Agreement of the Surviving Company.

4.           The Merger shall become effective at the time these Articles of Merger are filed with and accepted by the Division of Corporations, Department of Commerce, State of Utah (the "Effective Time").

5.           The Merger was duly authorized and approved by each of Sequoia and SMG, and their respective members, in accordance with Section 48-2C-1408 of the URLLCA and the respective Operating Agreements of Sequoia and SMG.

Dated: June 5, 2008

Sequoia Media Group, LC a Utah limited liability company By: /s/ Chett B. Paulsen, President	SMG Utah, LC a Utah limited liability company By: Secure Alliance Holdings Corporation, its sole member By: /s/ Stephen P. Griggs, President